Exhibit 99.1

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

August 29, 2002

Dear Investors and Analysts:

Last week we announced that we are undertaking some aggressive belt tightening by implementing a series of revenue-generating and cost-saving initiatives. This aggressive belt tightening is necessary as a result of dramatic changes in the marketplace including the continued deterioration of revenue and rising costs, such as fuel, insurance and security. Unfortunately, we do not foresee any near-term material improvement on the revenue side as yields continue to be weak. We are therefore taking action both internally and externally as we work to avoid the fate of several of our peers. The cost guidance given in this update incorporates the anticipated benefits of these measures (Attachment A).

We will remove additional MD-80 aircraft from our schedule by the end of 2003. Attached is an updated Fleet Plan (Attachment B). For full year 2003, we are forecasting year-over-year mainline domestic jet capacity to be down 4% and international capacity to be up 4% resulting in a mainline system capacity reduction of about 1% (a reduction of almost 8% versus the year 2000).

We also announced our new agreement with Delta Air Lines and Northwest Airlines to include, among other things, code-sharing and frequent flyer program reciprocity. These enhanced relationships will enable us to build on the benefits we have received through our alliance with Northwest. The effectiveness of the agreement is subject to numerous conditions, and Continental cannot predict if or when such conditions will be met.

Additional information regarding Continental (recent press releases and investor presentations) can be found on our website at continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2001 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business.